Exhibit 99.1
CAPITAL GOLD CORPORATION
SPECIAL MEETING OF STOCKHOLDERS
[                 ], 2010

THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gifford A. Dieterle and Christopher M. Chipman and each of them, with full power of substitution, as proxies to represent the undersigned at the Special Meeting of Stockholders to be held at [                     ]on [                  ], 2010, at [       ]. local time and at any adjournment thereof, and to vote all of the shares of common stock of Capital Gold Corporation (the “Company”) the undersigned would be entitled to vote if personally present, upon the following matters:

Please mark box in blue or black ink.

1.           Proposal 1- Business Combination Proposal

To adopt the business combination agreement, including the annexed amalgamation agreement (the “Business Combination Agreement”) dated February 10, 2010 between Capital Gold and Nayarit Gold Inc., an Ontario corporation (“Nayarit”)  pursuant to which Nayarit will amalgamate with a to be formed wholly-owned Ontario subsidiary of Capital Gold and Capital Gold will issue approximately 12,099,135 shares of its common stock to stockholders of Nayarit and reserve for issuance an additional approximately 4,830,938 and 1,218,403 shares of Capital Gold pursuant to warrants and options, respectively, of Nayarit.  As a result of the transaction, Nayarit will become a wholly-owned subsidiary of Capital Gold (the “Business Combination”);

☐ For	☐ Against	☐ Abstain

2.           Proposal 2 – Stockholder Adjournment Proposal

To consider and vote upon the adjournment of the Capital Gold Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, at the time of the Capital Gold Special Meeting, it appears we cannot consummate the transactions contemplated by the Business Combination Agreement and the other proposals to be considered by stockholders.

☐ For	☐ Against	☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL AND THE STOCKHOLDER ADJOURNMENT PROPOSAL AND, IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please date, sign as name appears at left, and return promptly.  If the stock is registered in the name of two or more persons, each should sign.  When signing as Corporate Officer, Partner, Executor, Administrator, Trustee, or Guardian, please give full title.  Please note any change in your address alongside the address as it appears in the Proxy.

Dated:

Signature

(Print Name)

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE